Exhibit 99.1

PRESS RELEASE

Contact Information:

David R. O’Reilly

Chief Financial Officer

(214) 741-7744

David.OReilly@howardhughes.com

THE HOWARD HUGHES CORPORATION® REPORTS FIRST QUARTER 2017 RESULTS

Dallas, TX, May 3, 2017 – The Howard Hughes Corporation  ® (NYSE: HHC) (the “Company”) announced operating results for the first quarter ended March 31, 2017. The financial statements, exhibits and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further details of these results.

First Quarter 2017 Highlights:

•	Net income attributable to common stockholders was $5.7 million or $0.13 per diluted share, a decrease of $138.1 million or $2.56 per diluted share from the first quarter 2016.
•

Funds From Operations (“FFO”) was  $9.9 million or $0.23 per diluted share, a decrease of $69.2 million or $1.63 per diluted share compared to the first quarter of 2016. Please reference FFO as defined in the Appendix to this release.

•

Core FFO was $71.0 million or $1.66 per diluted share, an increase of $1.7 million or $0.02 per diluted share compared to the first quarter of 2016. Please reference Core FFO as defined in the Appendix to this release.

•	Total NOI from operating assets was $44.7 million, an increase of $13.3 million or 42.4% compared to the first quarter of 2016, driven by growth in our office and hospitality assets.
•	MPC segment revenue was $68.7 million, an increase of $19.0 million compared to the first quarter of 2016.
•	At Ward Village in Honolulu, sold an additional 34 units, increasing the percent of total units closed or under contract at our four projects under construction to 82.8% as of April 18, 2017.
•	Closed a private placement of $800 million in aggregate principal amount of 5.375% senior notes due 2025 and redeemed our existing $750 million of 6.875% senior notes due 2021.
•	Placed in service our Class A, 204,020 square foot office building One Merriweather in Columbia, which is 56.0% leased, and the 654-unit HHC 242 Self-Storage facility in The Woodlands.
•

Closed on a land sale of approximately 36 acres of our 100-acre property, The Elk Grove Collection, for gross sales proceeds of $36.0 million, resulting in a pre-tax gain of $32.2 million and tax loss of $41.8 million.

•

In April 2017, finalized a 15-year build-to-suit lease with Aristocrat Technologies, Inc., a leading global provider of land based and online gaming solutions. The two-building campus will encompass approximately 180,000 square feet with completion anticipated in second quarter 2018.

•

On May 2, 2017, announced that Bank of America will serve as the lead anchor tenant to the 51 story trophy Class A downtown office building at 110 North Wacker Drive in Chicago, Illinois. The lease accounts for more than a third of the Goettsch-designed 1.35 million square-foot high-rise. With construction planned to start in the spring of 2018, we expect the building to open late 2020.

"Our first quarter results were driven by further improvement in our operating assets segment as our portfolio matures and stabilizes. We also continued to make progress in our strategic developments segment where we completed and delivered both One Merriweather and our first self-storage product in The Woodlands,” said David R. Weinreb, Chief Executive Officer. “Delivering these assets marks the ongoing transformation of our strategic developments into a predominantly revenue generating portfolio as we set out to create long-term shareholder value. Additionally, I am pleased that we completed our successful redemption and new issuance of $800 million in senior notes at a significantly lower interest rate.  This is a great example of moving with alacrity when opportunities arise in the capital markets.”

First Quarter Financial Results

	Three Months Ended March 31,
(In thousands, except per share amounts)	2017	2016
Net income attributable to common stockholders	$5,659	$143,765

Basic income per share	$0.14	$3.64

Diluted income per share	$0.13	$2.69

Funds from operations (FFO)	$9,904	$79,061

FFO per diluted share	$0.23	$1.86

Core FFO	$71,042	$69,392

Core FFO per diluted share	$1.66	$1.64

Business Segment Operating Results

Operating Assets Segment Highlights

	Three Months Ended March 31,
(In thousands)	2017	2016
Operating Assets EBT	$7,922	$403

Adjusted Operating Assets EBT	$31,194	$21,860

Total NOI from Operating Assets (a)	$44,720	$31,383

(a)

Total NOI from Operating Assets includes Operating Assets NOI Excluding Properties Sold or In Redevelopment, plus our pro-rata share of NOI – equity investees, plus Distributions from Summerlin Hospital Investment (our “income-producing Operating Assets”). Prior year Total NOI was updated to exclude the Landmark Mall property closed for redevelopment in 2017 and the Park West property sold in the prior year.  The Seaport – Historic Area/Uplands property was placed in service in the current year, and the prior year NOI has been included for comparative purposes.

Adjusted Operating Assets EBT, excludes depreciation and amortization and development-related marketing costs and demolition, and is presented here as a useful metric for adjusted operating results for our real estate operating properties. Adjusted Operating Assets EBT increased $9.3 million, or 42.5% to $31.2 million, compared to $21.9 million for the first quarter 2016.

Net operating income (“NOI”) from our Operating Assets, which increased by 42.4% to $44.7 million for the three months ended March 31, 2017 as compared to $31.4 million for the three months ended March 31, 2016, is presented and discussed in further detail in the Supplemental Information to this Earnings Release. For a reconciliation of Operating Assets earnings before taxes (“EBT”) to Operating Assets NOI and Operating Assets EBT to GAAP-basis net income (loss), please refer to the Appendix contained in this Earnings Release.

The increase in Total NOI from Operating Assets in the first quarter 2017 compared to the first quarter 2016 is primarily driven by the continued stabilization of our operating portfolio.

Master Planned Communities Segment Highlights

Our MPC revenues fluctuate each period given the nature of the development and sale of land in these large scale, long-term projects, and therefore, a better measurement of performance is the full year impact instead of quarterly results.

A summary of our MPC segment results for the quarter is shown below:

Summary of MPC Residential Land Sales Closed for the Three Months Ended March 31,

	Land Sales		Acres Sold		Price per acre
($ In thousands)	2017	2016	2017	2016	2017	2016
Bridgeland
Residential	$7,256	$4,213	18.6	11.1	$390	$380
Summerlin
Residential	26,264	42,140	37.7	118.1	697	357
The Woodlands
Residential	2,361	2,464	4.5	4.1	525	601
Total residential land sales closed in period	$35,881	$48,817	60.8	133.3

Residential land sales closed for the three months ended March 31, 2017 decreased  $12.9 million or 26.5% to $35.9 million, compared to $48.8 million for the same period in 2016 primarily due to fewer sales at Summerlin, offset by increased sales velocity at Bridgeland. The average price per acre for the three months ended March 31, 2017 of $697,000 is not comparable to the average price per acre of $357,000 for the same period in 2016, due to the significant differences between the parcels sold. See the Appendix to this Earnings Release for a reconciliation from land sales closed to land sales revenue – GAAP.

Land development in the first quarter 2017 at The Summit, our joint venture with Discovery Land in Summerlin, continued on schedule based upon the initial plan. For the three months ended March 31, 2017,  three custom residential lots closed for $10.6 million in revenue to the venture, of which we recognized $5.3 million Equity in earnings in Real Estate and Other Affiliates. As of March 31, 2017, contracted sales since inception are $247.3 million, of which $234.5 million had closed.

Strategic Developments Segment Highlights

We have condominiums for sale in Ward Village across five condominium projects, four of which are under construction: Waiea, Anaha, Ae`o, and Ke Kilohana. These four projects have a total unit count of 1,381, of which 1,140 were closed or under contract as of  March 31, 2017,  leaving the total number of unsold units under construction at 241.  All development cost estimates presented herein are exclusive of land costs.

Ward Village Towers Under Construction as of March 31, 2017
($ in millions)	Total Units	Closed or Under Contract	Percent of Units Sold	Total Projected Costs	Costs Incurred to Date	Estimated Completion Date
Waiea	174	163	93.7%	$414.2	$377.0	Q2 2017	(a)
Anaha	317	301	95.0	401.3	257.3	Q3 2017
Ae`o	466	289	62.0	428.5	92.6	2018
Ke Kilohana	424	387	91.3	218.9	28.6	2019
Total under construction	1,381	1,140	82.5%	$1,462.9	$755.5

(a)	Waiea opened and customers began occupying units in November 2016. We closed on 150 units as of April 18, 2017.

The decrease in condominium rights and unit sales for the quarter ended March 31, 2017 as compared to the same period in 2016 primarily relates to a decline in revenue recognition under the percentage of completion method for our Waiea condominium tower as the project closes units, offset by increased revenue recognition at our Anaha condominium project. As condominium projects advance towards completion, revenue is recognized on qualifying sales contracts under percentage of completion.

For a more complete description of the status of our developments, please refer to “Item 2. - Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the three months ended March 31, 2017.

Balance Sheet and Other Quarterly Activity

As of March 31, 2017, our total consolidated debt equaled approximately 42.9% of our total assets.  Our leverage ratio (debt to enterprise value, as defined in the Supplemental Information) was 38.0% at March 31, 2017.  We believe our low-leverage, with a focus on project specific financing, greatly reduces our exposure to potential downturns and provides us with the ability to evaluate new opportunities. At March 31, 2017, we  had approximately $541.5 million of cash on hand.

On March 16, 2017, we issued $800.0 million in 5.375% senior notes due March 15, 2025.  We used the net proceeds from the new issuance to redeem all of our previously existing $750.0 million 6.875% senior notes due October 1, 2021, and to pay related transaction fees and expenses. Interest on the 2025 Notes is paid semi-annually, on March 15th and September 15th of each year beginning on September 15, 2017. At any time prior to March 15, 2020, we may redeem all or a portion of the Senior Notes at a redemption price equal to 100% of the principal plus a “make-whole” declining call premium thereafter to maturity. At any time prior to March 15, 2020, we may redeem 35% of the 2025 Notes at a price of 105.375% with net cash proceeds of certain equity offerings, plus accrued and unpaid interest. The notes contain customary terms and covenants and have no maintenance covenants.

Also, during the first quarter, we completed a $25.0 million non‑recourse financing on the Columbia Regional Building at 4.48% interest, replacing the $23.0 million construction loan.  The new loan matures February 2037. We also amended and restated our $80.0 million non-recourse mortgage financing for the 10-60 Columbia Corporate Center office buildings with a $94.5 million loan at LIBOR plus 1.75% with an initial maturity of May 2020, with two, one-year extensions. This amendment added One Mall North to the collateral pool and allowed us to draw $14.5 million. We have focused almost exclusively on obtaining non-recourse* debt for both our construction financing and long-term fixed rate mortgage financing and have limited cross-collateralization across the portfolio.

On April 27, 2017, The Woodlands Master Credit Facility was upsized to increase facility by $30.0 million for a total of $180.0 million, providing the ability to fund the development of Creekside Park Apartments and include the asset in the facility’s collateral pool. The amended revolver bears interest at one-month LIBOR plus 2.75% with an initial maturity date of April 27, 2020 and a one-year extension option.

*Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation but is collateralized by a real estate asset and/or is recourse to the subsidiary entity owning such asset.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 14 states from New York to Hawai‘i. The Howard Hughes Corporation is traded on the New York Stock Exchange under HHC with major offices in New York, Columbia, MD, Dallas, Houston, Las Vegas and Honolulu. For additional information about HHC, visit www.howardhughes.com or find us on Facebook,  Twitter,  Instagram, and LinkedIn.

Safe Harbor Statement

We may make forward-looking statements in this and in other reports that we file with the Securities and Exchange Commission. In addition, our management may make forward-looking statements orally to analysts, investors, creditors, the media and others.

Forward-looking statements include:

•

projections and expectations regarding our revenues, operating income, net income, earnings per share, Earnings Before Taxes (“EBT”), Net Operating Income (“NOI”), capital expenditures, income tax, other contingent liabilities, dividends, leverage, capital structure or other financial items;

•	forecasts of our future economic performance; and
•	descriptions of assumptions underlying or relating to any of the foregoing.

In this press release, we make forward-looking statements discussing our expectations about:

•	capital necessary for our operations and development opportunities for the properties in our Operating Assets and Strategic Developments segments;
•	expected performance of our Master Planned Communities segment and other current income producing properties;
•	expected commencement and completion for property developments and timing of sales or rentals of certain properties; and
•	future liquidity, development opportunities, development spending and management plans.

Forward-looking statements give our current expectations relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to current or historical facts. These statements may include words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “realize,” “should,” “transform,” “would,” and other statements of similar expression. Forward-looking statements should not be relied upon. They give our expectations about the future and are not guarantees.

There are several factors, many beyond our control, which could cause results to differ materially from our expectations. These risk factors are described in our Annual Report on Form 10-K for the year ended December 31, 2016 (the “Annual Report”) and are incorporated herein by reference. Any factor could, by itself, or together with one or more other factors, adversely affect our business, results of operations or financial condition. There may be other factors currently unknown to us that we have not described in this press release or in our Annual Report that could cause results to differ from our expectations. These forward-looking statements present our estimates and assumptions as of the date of this press release. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Three Months Ended March 31,
(In thousands, except per share amounts)	2017	2016
Revenues:
Condominium rights and unit sales	$80,145	$122,094
Master Planned Community land sales	53,481	41,942
Minimum rents	46,326	41,309
Builder price participation	4,661	4,647
Tenant recoveries	11,399	10,528
Hospitality revenues	19,711	12,909
Other land revenues	10,582	3,033
Other rental and property revenues	5,457	3,204
Total revenues	231,762	239,666

Expenses:
Condominium rights and unit cost of sales	60,483	74,815
Master Planned Community cost of sales	25,869	15,688
Master Planned Community operations	9,394	9,594
Other property operating costs	18,508	15,742
Rental property real estate taxes	7,537	6,748
Rental property maintenance costs	3,028	3,132
Hospitality operating costs	13,845	10,475
Provision for doubtful accounts	535	3,041
Demolition costs	65	472
Development-related marketing costs	4,205	4,531
General and administrative	18,117	20,324
Depreciation and amortization	25,524	22,972
Total expenses	187,110	187,534

Operating income before other items	44,652	52,132

Other:
Gains on sales of properties	32,215	140,479
Other income, net	687	359
Total other	32,902	140,838

Operating income	77,554	192,970

Interest income	622	269
Interest expense	(17,858)	(15,993)
Loss on redemption of senior notes due 2021	(46,410)	—
Warrant liability (loss) gain	(12,562)	29,820
Gain on acquisition of joint venture partner's interest	5,490	—
Equity in earnings from Real Estate and Other Affiliates	8,520	1,932
Income before taxes	15,356	208,998
(Provision) benefit for income taxes	(9,697)	(65,233)
Net income	5,659	143,765
Net income attributable to noncontrolling interests	—	—
Net income attributable to common stockholders	$5,659	$143,765

Basic income per share:	$0.14	$3.64

Diluted income per share:	$0.13	$2.69

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

	March 31,	December 31,
(In thousands, except share amounts)	2017	2016
Assets:
Investment in real estate:
Master Planned Community assets	$1,672,484	$1,669,561
Buildings and equipment	2,131,973	2,027,363
Land	314,259	320,936
Less: accumulated depreciation	(266,260)	(245,814)
Developments	994,864	961,980
Net property and equipment	4,847,320	4,734,026
Investment in Real Estate and Other Affiliates	70,381	76,376
Net investment in real estate	4,917,701	4,810,402
Cash and cash equivalents	541,508	665,510
Accounts receivable, net	10,177	10,038
Municipal Utility District receivables, net	160,189	150,385
Deferred expenses, net	64,155	64,531
Prepaid expenses and other assets, net	714,412	666,516
Total assets	$6,408,142	$6,367,382

Liabilities:
Mortgages, notes and loans payable	$2,750,254	$2,690,747
Deferred tax liabilities	210,043	200,945
Warrant liabilities	313,797	332,170
Accounts payable and accrued expenses	516,742	572,010
Total liabilities	3,790,836	3,795,872

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 40,324,040 shares issued and 40,311,979 outstanding as of March 31, 2017 and 39,802,064 shares issued and 39,790,003 outstanding as of December 31, 2016	404	398
Additional paid-in capital	2,893,042	2,853,269
Accumulated deficit	(272,253)	(277,912)
Accumulated other comprehensive loss	(6,428)	(6,786)
Treasury stock, at cost, 12,061 shares as of March 31, 2017 and December 31, 2016, respectively	(1,231)	(1,231)
Total stockholders' equity	2,613,534	2,567,738
Noncontrolling interests	3,772	3,772
Total equity	2,617,306	2,571,510
Total liabilities and equity	$6,408,142	$6,367,382

Appendix – Reconciliations of Non-GAAP Measures

March 31, 2017

We use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and makes comparisons of operating results among peer companies more meaningful. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. The non-GAAP financial measures used herein are Adjusted Operating Assets segment Earnings before tax (“EBT”),  net operating income (“NOI”), MPC Land Sales Closed, funds from operations (“FFO”),  and Core funds from operations (“Core FFO”).

Because our three segments, Master Planned Communities, Operating Assets and Strategic Developments, are managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is EBT.  EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, EBT should not be considered as an alternative to GAAP net income.

Reconciliation of EBT to GAAP income before taxes	Three Months Ended March 31,
(In thousands)	2017	2016
MPC segment EBT	$44,186	$29,745
Operating Assets segment EBT	7,922	403
Strategic Developments segment EBT	48,845	183,705
Total consolidated segment EBT	100,953	213,853
Corporate and other items:
General and administrative	(18,117)	(20,324)
Corporate interest expense, net	(12,873)	(13,076)
Warrant liability (loss) gain	(12,562)	29,820
Gain on acquisition of joint venture partner's interest	5,490	—
Loss on redemption of senior notes due 2021	(46,410)	—
Corporate other income, net	850	(246)
Corporate depreciation and amortization	(1,975)	(1,029)
Total Corporate and other items	(85,597)	(4,855)
Income before taxes	$15,356	$208,998

When a development property is placed in service, depreciation is calculated for the property ratably over the estimated useful lives of each of its components; however, most of our recently developed properties do not reach stabilization until 12 to 36 months after being placed in service due to the timing of tenants taking occupancy and subsequent leasing of remaining unoccupied space during that period. As a result, operating income, EBT and net income will not reflect the ongoing earnings potential of newly placed in service operating assets during this transition period to stabilization. Accordingly, we calculate Adjusted Operating Assets EBT, which excludes depreciation and amortization and development-related demolition and marketing costs and provision for impairment, as they do not represent operating costs for stabilized real estate properties.

The following table reconciles Adjusted Operating Assets EBT to Operating Assets EBT:

Reconciliation of Adjusted Operating Assets EBT to	Three Months Ended March 31,
Operating Assets EBT (in thousands)	2017	2016
Operating Assets segment EBT	$7,922	$403
Add back:
Depreciation and amortization	22,789	21,201
Demolition costs	65	—
Development-related marketing costs	418	256
Adjusted Operating Assets segment EBT	$31,194	$21,860

NOI

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). NOI excludes straight-line rents and amortization of tenant incentives, net interest expense, ground rent amortization, demolition costs, amortization, depreciation, and development-related marketing. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors, which vary by property, such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of Operating Assets NOI to Operating Assets EBT has been presented in the table below. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Please refer to our Operating Assets NOI by asset class and Operating Assets EBT in the Supplemental Information for the three months ended March 31, 2017 and 2016. Below is a reconciliation from NOI to EBT for the Operating Assets segment

	Three Months Ended March 31
(In thousands)	2017	2016
Consolidated Operating Assets NOI excluding properties sold or in redevelopment	$40,591	$27,451

Redevelopments
Landmark Mall	—	(151)
Total Operating Asset Redevelopments NOI	—	(151)

Dispositions
Park West	(14)	498
Total Operating Asset Dispositions NOI	(14)	498

Total Operating Assets NOI - Consolidated	40,577	27,798

Straight-line lease amortization	1,961	3,121
Demolition costs	(65)	—
Development-related marketing costs	(418)	(256)
Depreciation and Amortization	(22,789)	(21,201)
Write-off of lease intangibles and other	(27)	(1)
Other income, net	(178)	363
Equity in earnings from Real Estate Affiliates	3,385	1,908
Interest, net	(14,524)	(11,329)
Total Operating Assets segment EBT	$7,922	$403

Reconciliation of MPC Land Sales Closed to GAAP Land Sales Revenue

The following table reconciles Total residential and commercial land sales closed in the three months ended March 31, 2017, and 2016, respectively, to Total land sales revenue – GAAP basis for the MPC segment for the three months ended March 31, 2017 and 2016, respectively. Total net recognized (deferred) revenue represents revenues on sales closed in prior periods where revenue was previously deferred and met criteria for recognition in the current periods, offset by revenues deferred on sales closed in the current period.

	For the Three Months Ended March 31,
(In thousands)	2017	2016
Total residential land sales closed in period	$35,881	$48,817
Total commercial land sales closed in period	3,799	10,405
Net recognized (deferred) revenue:
Bridgeland	1,467	68
Summerlin	9,712	(17,380)
Total net recognized (deferred) revenue	11,179	(17,312)
Special Improvement District bond revenue	2,622	32
Total land sales revenue - GAAP basis	$53,481	$41,942

Total MPC segment revenue - GAAP basis	$68,706	$49,755

FFO and Core FFO

FFO is defined by the National Association of Real Estate Investment Trusts (NAREIT) as net income calculated in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges (which we believe are not indicative of the performance of our operating portfolio). We calculate FFO in accordance with NAREIT’s definition. Since FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of our financial performance not immediately apparent from net income determined in accordance with GAAP. Core FFO is calculated by adjusting FFO to exclude the impact of certain non-cash and/or nonrecurring income and expense items, as set forth in the calculation herein. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of the ongoing operating performance of our core operations, and we believe it is used by investors in a similar manner. Core FFO is a non-GAAP and non-standardized measure and may be calculated differently by other peer companies.

While Core FFO, FFO and NOI are relevant and widely used measures of operating performance of real estate companies, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO, Core FFO and NOI do not purport to be indicative of cash available to fund our future cash requirements. Further, our computations of FFO, Core FFO and NOI may not be comparable to FFO, Core FFO and NOI reported by other real estate companies. We have included a reconciliation of FFO and Core FFO to GAAP net income below. Non-GAAP financial measures should not be considered independently, or as a substitute, for financial information presented in accordance with GAAP.

	Three Months Ended March 31,		December 31,
(In thousands)	2017	2016	2016	2015
Net income attributable to common shareholders	$5,659	$143,765	$202,303	$126,719
Add:
Segment real estate related depreciation and amortization	23,549	21,943	89,368	92,955
Loss (gain) on disposal of depreciable real estate operating assets	—	—	1,117	(29,073)
Gains on sales of properties	(32,215)	(140,549)	(140,549)	—
Income tax expense (benefit) adjustments - deferred:
Loss (gain) on disposal of depreciable real estate operating assets	—	—	(419)	10,176
Gains on sales of properties	12,081	52,706	52,706	—
Impairment of depreciable real estate properties	—	—	35,734	—
Reconciling items related to noncontrolling interests	—	—	23	—
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	830	1,196	863	2,255
FFO	$9,904	$79,061	$241,146	$203,032

Adjustments to arrive at Core FFO:
Acquisition expenses	32	—	526	—
Loss on redemption of senior notes due 2021	46,410	—	—	—
Gain on acquisition of joint venture partner's interest	(5,490)	—	(27,088)	—
Warrant (gain) loss	12,562	(29,820)	24,410	(58,320)
Severance expenses	828	190	487	767
Non-real estate related depreciation and amortization	1,975	1,029	6,496	6,042
Straight-line rent adjustment	1,961	3,121	10,689	7,391
Deferred income tax expense (benefit)	(3,193)	7,509	61,411	10,976
Non-cash fair value adjustments related to hedging instruments	(198)	351	1,364	1,745
Share based compensation	1,906	2,722	6,707	7,284
Other non-recurring expenses (development related marketing and demolition costs)	4,270	5,003	24,396	28,763
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	75	227	206	(3)
Core FFO	$71,042	$69,393	$350,750	$207,677

FFO per diluted Share Value	$0.23	$1.86	$5.64	$4.75

Core FFO per diluted Share Value	$1.66	$1.64	$8.21	$4.86